Exhibit 21

Parent	Subsidiary	Percentage of Ownership	State of Incorporation of Subsidiary

FS Bancorp, Inc.	1st Security Bank of Washington	100%	Washington

1st Security Bank of Washington	FS Service Corporation (Inactive)	100%	Washington